Exhibit 4.2


                         SUPPLEMENTAL INDENTURE


           SUPPLEMENTAL INDENTURE, dated as of June 4, 1998, among Panavision Inc., a Delaware corporation ("Panavision"), PX Escrow Corp., a Delaware corporation ("PX Escrow"), and The Bank of New York, as trustee under the Indenture referred to below (the "Trustee").

                           W I T N E S S E T H :

           WHEREAS, PX Escrow and the Trustee heretofore executed and delivered the Indenture, dated as of February 11, 1998 (as heretofore amended and supplemented, the "Indenture"), providing for the issuance of the 95/8% Senior Subordinated Discount Notes Due 2006 (the "Securities") (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

           WHEREAS, Section 5.01(c) of the Indenture provides that upon the execution and delivery by Panavision to the Trustee of this Supplemental Indenture, Panavision shall be the successor Company under the Indenture and the Securities and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Company under the Indenture and the Securities and the predecessor Company shall be discharged from all obligations and covenants under the Indenture and the Securities;

           WHEREAS, Section 9.01(2) of the Indenture provides that the Company and the Trustee may amend the Indenture and the Securities without notice to or consent of any Holders of the Securities in order to comply with Article V of the Indenture; and

           WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of Panavision and PX Escrow.

           NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Panavision, PX Escrow and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:


                                 ARTICLE I

                      Assumption by Successor Company

           Section 1.1. Assumption of the Securities. Panavision hereby expressly assumes and agrees promptly to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by PX Escrow under the Indenture and the Securities. Panavision hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Securities and that it shall be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, PX Escrow Corp., as the predecessor Company, under the Indenture and the Securities.

           Section 1.2. Discharge of PX Escrow. PX Escrow is hereby expressly discharged from all debts, obligations, covenants and agreements under the Indenture and the Securities.

           Section 1.3. Trustee's Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.


                                 ARTICLE II

                               Miscellaneous

           Section 2.1. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by Panavision, PX Escrow and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

           Section 2.2.   Indenture Remains in Full Force and Effect.
 Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

           Section 2.3. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

           Section 2.4. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

           Section 2.5. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

           Section 2.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           Section 2.7. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

           Section 2.8. Successors. All agreements of Panavision in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

           Section 2.9. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

           Section 2.10. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

           Section 2.11. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

           Section 2.12. Headings. The Article and Section headings herein are have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.


           IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.


                                        PANAVISION INC.


                                        By: /s/ Jeffrey J.  Marketta
                                           --------------------------------
                                        Name:  Jeffrey J. Marcketta
                                        Title: Executive Vice President,
                                               Chief Financial Officer and
                                               Treasurer


                                        PX ESCROW CORP.


                                        By: /s/ Glenn P.  Dickes
                                           --------------------------------
                                        Name:  Glenn P. Dickes
                                        Title: Vice President and Secretary


                                        THE BANK OF NEW YORK,
                                          as Trustee


                                        By: /s/ Robert A.  Massimillo
                                           --------------------------------
                                        Name:  Robert A. Massimillo
                                        Title: Assistant Vice President